UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 31, 2007

AMERICAN STANDARD COMPANIES INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11415	13-3465896
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

One Centennial Avenue, P.O. Box 6820, Piscataway, NJ	08855-6820
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 980-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

Effective at 11:59 p.m. on July 31, 2007, American Standard Companies Inc. (the “Company”) completed the spinoff of WABCO Holdings Inc. (“WABCO”), a holding company formed to hold all of the assets and liabilities of the Company’s Vehicle Control Systems business. In the spinoff, the Company by a dividend distributed pro rata to its shareholders one share of WABCO common stock for every three shares of the Company’s common stock outstanding as of the close of business on July 19, 2007, or approximately 68 million shares of WABCO common stock in the aggregate. Cash will be paid in lieu of issuing fractional shares of WABCO common stock. The distribution of WABCO common stock generally is tax free under U.S. federal income tax regulations to shareholders of the Company; however, any cash payment made in lieu of fractional shares will be taxable.

The unaudited pro forma financial statements of the Company and related notes thereto are attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the separation of WABCO from the Company, Mr. Jacques Esculier resigned his position as an executive officer of the Company on July 31, 2007. Mr. Esculier is the Chief Executive Officer and a director of WABCO.

Item 9.01	Financial Statements and Exhibits

(b)	Pro forma financial information

The pro forma financial information specified in Article 11 of Regulation S-X is filed as Exhibit 99.1 hereto.

(d)	Exhibits

99.1	American Standard Companies Inc. Unaudited Pro Forma Condensed Consolidated Financial Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN STANDARD COMPANIES INC.

By:	/s/ Brad M. Cerepak
Name:	Brad M. Cerepak
Title:	Vice President and Controller

DATE: August 6, 2007